Exhibit 24.1
POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael J. Coyle and Angela M. Kelley, and each of them, his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form S‑8 registering shares of common stock of Heartland Financial USA, Inc. issuable under the Heartland Financial USA, Inc. 2012 Long-Term Incentive Plan, as Amended and Restated, and the Heartland Financial USA, Inc. 2016 Employee Stock Purchase Plan, and any and all amendments (including post-effective amendments), and to file the same, with all exhibits and other documents with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform to all intents and purposes as he might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or the substitutes for such attorneys-in-fact and agents, may lawfully do or cause to be done by virtue of this Power of Attorney. This Power of Attorney may be signed in several counterparts.
IN WITNESS WHEREOF, each of the following persons has signed below as of this 19th day of May, 2016.

/s/ Lynn B. Fuller	/s/ R. Mike McCoy
Lynn B. Fuller, Director	R. Mike McCoy, Director

/s/ James F. Conlan	/s/ Kurt M. Saylor
James F. Conlon, Director	Kurt M. Saylor, Director

/s/ John W. Cox, Jr.	/s/ John K. Schmidt
John W. Cox, Jr., Director	John K. Schmidt, Director

/s/ Mark C. Falb	/s/ Duane E. White
Mark C. Falb, Director	Duane E. White, Director

/s/ Thomas L. Flynn
Thomas L. Flynn, Director